SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 28, 2002

IntraBiotics Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-29993	94-3200380
(Commission File No.)	(IRS Employer Identification No.)

1245 Terra Bella Avenue

Mountain View, California  94043

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 526-6800

Item 5.  Other Events

IntraBiotics Pharmaceuticals, Inc. (the “Company”) is refiling its Management’s Discussion & Analysis of Financial Condition and Results of Operations (“MD&A”) contained in its Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “Commission”) on February 15, 2002, in order to provide additional disclosure in the MD&A section, as suggested by the Commission pursuant to SEC Releases No. 33-8056 and No. 33-8040.  The MD&A is hereby updated as follows:

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements and related notes appearing elsewhere in this Form 10-K.  This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions.  The actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those set forth under “Risks Related To Our Business” and elsewhere in this Form 10-K.  All forward looking statements included in this document are based on information available to us on the date of this document and we assume no obligation to update any forward looking statements contained in this Form 10-K.

Overview

IntraBiotics Pharmaceuticals, Inc. develops and intends to commercialize new antibacterial and antifungal drugs for the prevention or treatment of serious infectious diseases.  We have initiated expanded human clinical trials to test for efficacy and safety, known as phase III trials, for iseganan HCl oral solution, previously referred to as Protegrin IB-367 Rinse, for the reduction in the incidence and severity of ulcerative oral mucositis, a side effect of anti-cancer therapies.  In May 2001, we presented the results on one phase III trial for patients undergoing aggressive chemotherapy.   Due to a contractor error in dispensing study medication, nearly one third of the study patients received a mixture of drug and placebo, which we believe resulted in an underestimate of the impact of iseganan HCl oral solution.  We believe that as a result of this error, the study demonstrated insufficient statistical significance on its primary endpoint and we are repeating the trial.  As a consequence, we restructured our business in May 2001 to maximize the likelihood of success in registering this potential product.  The restructuring had the following main elements:

•                  A significant reduction in our workforce of approximately 90 positions in research and administrations, or 71% of our workforce of 127 employees at May 31, 2001;

•                  The termination of several collaboration agreements, including agreements with Diversa Corporation, Inc. and Albany Molecular Research, Inc., and a restructuring of our ramoplanin license agreement with Biosearch Italia S.p.A.;

•                  Downsizing and termination of lease obligations with a reduction of occupied space from 158,000 square feet in four buildings to 16,000 square feet in one building, and a reduction in leased space from 158,000 square feet in four buildings to approximately 100,000 square feet in three buildings.  The Company sublet 18,000 and intends to sublease about 66,000 of the remaining 100,000 square feet;

•                  Write down of assets; and

•                  Restructuring of our bank debt.

During the second half of 2001, we completed the majority of this restructuring effort and focused on iseganan HCl phase III trials for oral mucositis.  We have completed enrollment of patients in a phase III trial for patients undergoing radiotherapy for head and neck cancer and expect to announce the results of that trial in the second quarter of 2002.  We are currently enrolling patients in the repeat phase III trial for patients undergoing aggressive chemotherapy and assuming that enrollment in the trial progresses according to plan, we expect to announce results of that trial in the fourth quarter of 2002.

We have also completed two earlier stage trials for other indications of iseganan HCl to prevent pneumonia in patients requiring breathing assistance from a mechanical ventilator and to treat respiratory infections in patients with cystic fibrosis.  The data from each of these trials support the advancement to the next stage of human clinical testing for each of these two products, however, in order to focus on iseganan HCl oral solution for oral mucositis, we continue to delay the advancement of these programs pending additional financial resources.

Since commencing operations in 1994, we have not generated any revenue from product sales, and we have funded our operations primarily through the private sale of equity securities, funds received from a terminated collaboration agreement, the proceeds of equipment financing arrangements and our initial public offering of common stock in March 2000.  We have incurred a loss in each year since inception, and we expect to incur substantial losses for at least the next several years.  We expect that losses may fluctuate, and that such fluctuations may be substantial.  At December 31, 2001 our accumulated deficit was approximately $165.8 million.  We will need to raise additional funds in the future to continue our operations.

Results of Operations

Comparison of Years Ended December 31, 2001 and 2000

Revenues

IntraBiotics had no product sales or contract revenue for the year ended December 31, 2001 and 2000.  We do not anticipate any product revenue in the near future.

Expenses

Research and Development

Research and development expenses decreased to $38.0 million for the year ended December 31, 2001 compared to $39.2 million for the same period in 2000.  As we have advanced our products into later stage clinical trials, our related expenses generally have increased. The decrease in clinical trial costs in 2001 is a result of a significant reduction in our research expenditures in an effort to focus our resources on our iseganan HCl development program, especially following the restructuring implemented in May 2001.  In the second half of 2001, research and development expenses were $12.5 million (relating to the iseganan HCl for the prevention of oral mucositis program) compared to $25.5 million in the first half of 2001.  These costs include salaries for research and development personnel, contractor and clinical trial site fees, building and equipment costs, supplies, administrative expenses and allocations of corporate costs.  In 2001 approximately 50% of research and development expenses were for various contractor and clinical trail site fees. Included in research and development expenses are non-cash stock compensation charges of  $1.5 million and $1.8 million in 2001 and 2000, respectively.

We are developing iseganan HCl oral solution for the reduction in incidence and severity of ulcerative oral mucositis as its first indication.  We announced the results of a phase III clinical trial in May 2001.  See Item 1. Business.  A second phase III clinical trial evaluating the safety and efficacy of iseganan HCl oral solution for the prevention of oral mucositis in patients receiving radiotherapy for cancer of the head and neck completed enrollment in December 2001.  We anticipate the announcement of results from the second phase III oral mucositis trial in cancer patients receiving radiotherapy for head and neck cancer in the second quarter of 2002.  We have initiated enrollment in a third phase III clinical trial evaluating the safety and efficacy of iseganan HCl oral solution for the reduction in incidence and severity of ulcerative oral mucositis in patients receiving aggressive chemotherapy.   We expect to announce the results from this trial in the fourth quarter of 2002.

If our phase III trials are successful, we intend to submit the results to the FDA to support regulatory approval of the product. However, we cannot be certain that iseganan HCl oral solution will prove to be safe or effective in reducing the incidence and severity of ulcerative oral mucositis in cancer patients receiving either chemotherapy and/or radiotherapy, will receive regulatory approvals, or will be successfully commercialized.

We have also completed phase I/IIa clinical trials evaluating the potential of iseganan HCl oral rinse for the prevention of ventilator-associated pneumonia and phase I trials evaluating the potential of iseganan HCl inhalation for the treatment of respiratory infections in cystic fibrosis patients.  Significant additional research and development expenses will be required to conduct further clinical investigations for these programs.  These programs are currently on hold pending the availability of additional resources.

During 2001, the Company commenced a research and technology licensing agreement with New Chemical Entities, Inc. (now Albany Molecular Research, Inc.(AMRI)) and with Diversa Corporation.  In conjunction with the May 2001 restructuring, the Company terminated or restructured research and licensing collaborations with AMRI, Biosearch Italia, S.p.A., Cetek Corporation and Diversa Corporation.  The total research and development expenses incurred in 2001 in conjunction with these collaborations was $3.75 million.  In addition, the Company issued 700,000 warrants to Diversa Corporation valued at $560,000 which was charged to research and development expense.

Research and development expenses may increase in the future if we are able to advance new and existing product candidates into later stages of clinical development.  The commencement and completion of our clinical trials may be delayed by many factors, including: slower than expected rate of patient enrollment; our inability to adequately obtain data about patients after their treatment in our clinical trials; additional regulatory requests; inability to manufacture sufficient quantities of materials used for clinical trials or unforeseen safety issues.  As a result, our research and development expenses may also fluctuate.  Our future capital requirements will depend on many factors, including the timing, cost, extent and results of clinical trials, payments associated with manufacturing scale-up, the costs and timing of regulatory approvals, costs associated with researching drug candidates, securing in-licensing opportunities and conducting pre-clinical research.

General and Administrative

General and administrative expenses decreased to $9.2 million for the year ended December 31, 2001, compared to $11.6 million for the same period in 2000.  The decrease was primarily attributed to the restructuring in May 2001 with a large percentage attributable to costs related to headcount.  In the second half of 2001, general and administrative expenses were $2.3 million compared to $6.9 million in the first half of 2001.  These costs include salaries for administrative personnel, outside contractors, legal fees, accounting fees, building and equipment costs, supplies and general administrative expenses.  Included in general and administrative expenses are non-cash stock compensation charges of  $1.4 million and $1.4 million in 2001 and 2000, respectively.

During November 2001, the Company entered into an agreement to modify the vesting of one officer’s unvested stock options so that a portion of the officer’s unvested options would vest upon his termination in January 2002, and the remaining options would continue to vest over a consulting period.  In connection with this modification, compensation expense of $413,000, including the amortization of $408,000 of previously recorded deferred stock compensation associated with the awards, was recorded in general and administrative expense in the year ended December 31, 2001.  The Company expects to continue to record consulting expense through July 31, 2003 related to the periodic revaluation of these stock options as they vest in accordance with EITF 96-18. In addition, in 2002 and 2003, the Company will amortize the remaining deferred stock compensation originally recorded in connection with these options, of approximately $169,000.

Stock Compensation

In connection with the grant of certain stock options to employees, we recorded no deferred compensation for the year ended December 31, 2001, compared to $722,000 for the same period in 2000.  Deferred compensation represents the difference between the deemed fair value of the common stock for financial reporting purposes and the exercise price of these options at the date of grant.  In connection with the termination of various employees, several stock options were cancelled, and therefore we recorded a reduction of deferred compensation of $2.9 million for the year ended December 31, 2001.  Deferred compensation is presented as a reduction of stockholders’ equity and is amortized over the vesting period of the applicable options.

We recorded  $2.9 million of stock compensation expense for the year ended December 31, 2001, compared to $3.2 million of stock compensation expense for the same period in 2000.  The research and development stock compensation expense for the year ended December 31, 2001 was $1.5 million, compared to $1.8 million for the same period in 2000.  The general and administrative stock compensation expense for the year ended December 31, 2001 was $1.4 million, compared to $1.4 million for the same period in 2000.  The decrease in stock compensation expense for the year ended December 31, 2001 compared to the same period in 2000 is due to the cancellation of stock options as a result of the termination of employees, offset in part by the amortization of deferred compensation on stock options and expense associated with awards of common shares and restricted stock rights during 2001.

Restructuring and other charges

As a result of the restructuring plan, we recorded restructuring charges of $10,121,000 and asset write down charges of $11,835,000 for a total of $21,956,000 in the second quarter of 2001. The $10,121,000 restructuring charge was for costs incurred in work force reduction of $2,911,000, the termination of collaboration agreements of $4,060,000 and facilities consolidation $3,150,000.

For the year ended December 31, 2001, the Company paid $8,877,000 of the restructuring charges in cash, primarily in severance costs to approximately 90 employees, rent payments on vacant buildings, and termination fees on collaboration agreements, and also expensed $560,000 for warrants issued as part of a collaboration agreement termination.

The strategic restructuring included a reduction in force of approximately 90 positions in research and administration, or 71% the Company’s previous workforce of 127 employees. All of the terminated employees have left the Company as of December 31, 2001.  The estimated costs for terminated employees were reduced by $236,000 in the fourth quarter of 2001, as no remaining severance amounts are payable.  As of December 31, 2001, the Company had 31 full-time employees largely focusing on drug development of iseganan HCl, including a small number of support staff.

The restructuring also includes the termination of certain research and development collaborations and the consolidation of operations into one existing facility in Mountain View, California.  The estimated costs associated with terminated collaboration agreements and other were increased by $483,000 in the fourth quarter of 2001 due to an increase in other costs related to the restructuring, and there are no remaining amounts payable for such agreements and costs.

The Company vacated three facilities in Mountain View, California comprising 142,000 square feet and continues to occupy one facility with 16,000 square feet.  One of the vacated facilities has been sub-leased during 2001, and another was taken back by the landlord, with no continuing obligation to the Company.  In the fourth quarter of 2001, an adjustment was made to increase restructuring charges associated with facilities consolidation by $1,930,000 for additional costs related to the one remaining vacant facility.  At December 31, 2001, $2,861,000 remains in accrued restructuring charges related to this facility, representing an additional one year of rent and expenses associated with the lease on the facility, based on the Company’s best

estimate of the period for which the facility will remain vacant prior to sub-lease.   The Company expects to incur the remaining restructuring obligation over the next year.

Additionally, the Company wrote down to estimated fair value $11,835,000 of leasehold improvements, laboratory equipment, computers and other assets that are no longer being used as part of the restructuring plan.  In the fourth quarter of 2001, the Company received proceeds from the disposition of certain leasehold improvements and other assets previously written down, in excess of the amounts originally estimated, and as a result recognized a gain of $2,177,000 in the fourth quarter of 2001 in restructuring and other charges in the statement of operations.

Interest Income and Expense

Interest income decreased to $2.8 million for the year ended December 31, 2001 from $5.7 million for the same period in 2000.  The decrease in interest income resulted from the decrease in average cash and investment balances.

Interest expense increased to $1.1 million for the year ended December 31, 2001 from $563,000 for the same period in 2000.  The increase was primarily attributed to an increase in the average debt outstanding in 2001 compared to 2000.  See Liquidity and Capital Resources below for a description of our financing obligations at December 31, 2001.

Net Loss

For the year ended December 31, 2001 we incurred a net loss of $67.4 million compared to a net loss of $45.6 million in 2000.  This increase was primarily due to the restructuring and other charges of $22.0 million incurred on May 31, 2001.  Excluding these charges, the net loss in 2001 was $45.4 million.  The net loss in the second half of 2001 was $14.3 million compared to $31.1 million in the first half of 2001, excluding the $22.0 million restructuring and other charges.

Comparison of Years Ended December 31, 2000 and 1999

Revenues

IntraBiotics had no product sales or contract revenue for the year ended December 31, 2000 compared to $7.9 million of contract revenue for the same period in 1999.  Revenue in 1999 was generated under a prior agreement with Pharmacia and Upjohn S.p.A., which terminated in July 1999.  We will not recognize any additional revenue under this agreement.  We do not anticipate any product revenue in the near future.

Operating Expenses

Research and Development

Research and development expenses increased to $39.2 million for the year ended December 31, 2000 compared to $26.1 million for the same period in 1999.  As we advanced our products into later stage clinical trials, our related expenses increased significantly. The increase was primarily attributable to higher personnel and payroll expenses, development milestone fees, clinical trial activity, consulting expenses and deferred compensation amortization expense.

We added two collaborative research and license agreements in 2000. We entered into a collaborative research and license agreement in January 2000, with NAEJA Pharmaceutical Inc. to perform research activities for initial non-clinical and pre-clinical research of products including manufacturing scale-up work. As of December 31, 2000, total payments of $1.5 million were made and expensed under this agreement.  In November 2000, the agreement was terminated effective May 2001.  Also in 2000, we continued our collaborative research and license agreement with BioSource Pharm, Inc. to conduct fermentation, chemical design, synthesis, and/or modification activities to IB-880 and IB-863 compounds.  In May 2000, we extended the agreement and increased the scope of research for which we increased our quarterly payment to $125,000.  As a result, we made and expensed a total of $450,000 in payments to BioSource in 2000 compared to $225,000 in 1999.

We had agreements with two companies to provide drug substance for our clinical trials in 2000.  We made and expensed $2.5 million in milestone payments to Biosearch Italia S.p.A for the commencement of phase III clinical studies for ramoplanin oral powder in 2000 compared to none in 1999.   We also incurred and expensed milestone payments of $120,000 in 2000 and $760,000 in 1999 to PolyPeptide Laboratories A/S to develop a manufacturing process for our drug substance iseganan HCl.  PolyPeptide plans to manufacture the majority of our bulk product requirements for development and commercialization of iseganan HCl.

General and Administrative

General and administrative expenses increased to $11.6 million for the year ended December 31, 2000, compared to $6.1 million for the same period in 1999.  The increase was primarily attributed to increased personnel and payroll expenses, consulting, legal, professional, travel and other expenses associated with increased business development activities, cost of being a public company and deferred compensation amortization expense.

Stock Compensation

In connection with the grant of certain stock options to employees prior to the initial public offering, we recorded deferred compensation of $722,000 for the year ended December 31, 2000, compared to $12.5 million for the same period in 1999.  Deferred compensation represents the difference between the deemed fair value of the common stock for financial reporting purposes and the exercise price of these options at the date of grant.  Deferred compensation is presented as a reduction of stockholders’ equity and is amortized over the vesting period of the applicable options.

We expensed $3.2 million of deferred compensation for the year ended December 31, 2000, compared to $981,000 of deferred compensation for the same period in 1999.  The research and development deferred compensation amortization expense for the year ended December 31, 2000 was $1.8 million, compared to $648,000 for the same period in 1999.  The general and administrative deferred compensation amortization expense for the year ended December 31, 2000 was $1.4 million, compared to $333,000 for the same period in 1999.

Interest Income and Expense

Interest income increased to $5.7 million for the year ended December 31, 2000 from $1.4 million for the same period in 1999.  The increase in interest income resulted from the increase in average cash and investment balances primarily due to our prior financing activities.

Interest expense increased to $563,000 for the year ended December 31, 2000 from $166,000 for the same period in 1999.  The increase was primarily attributed to additional financing obligations.

Net Loss

The net loss for the year ended December 31, 2000 was $45.6 million compared to a net loss of $23.1 million in 1999. The increase in net loss was due to increased research and development expenses and increased general and administrative expenses.

Income Taxes

Since inception, we have incurred operating losses and accordingly have not recorded a provision for income taxes for any of the periods presented.  As of December 31, 2001, we had net operating loss carryforwards for federal and state income tax purposes of approximately $152.0 million and $27.0 million, respectively.  We also had federal and state research and development tax credits of approximately $2.5 million and $1.7 million, respectively.  If not utilized, the net operating losses and credits will expire in the years 2002 through 2021.  Utilization of net operating losses and credits may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended.  The annual limitation may result in the expiration of our net operating losses and credit carryforwards before they can be used.  Please read Note 9 of the Notes to the Financial Statements included in Item 8 of this Form 10-K for further information.

Liquidity and Capital Resources

On February 1, 2002, we sold 5,900,000 shares of common stock in a private placement resulting in net cash proceeds of approximately $13.9 million.  In January 2002 we also received cash of $3.6 million in settlement of our arbitration with a contract vendor relating to a drug dispensing error in iseganan HCl oral solution phase III clinical trials.  In our initial public offering, which was completed in March 2000 we sold 7,500,000 shares of common stock at a price of $15.00 per share.  Net proceeds from the initial public offering were approximately $103.3 million.  Prior to our initial public offering, we had financed our operations primarily through private placements of preferred stock and warrants, funds received from our prior collaboration with Pharmacia & Upjohn S.p.A.and the proceeds of equipment financings.  As of December 31, 1999, we had raised aggregate net proceeds from the sale of preferred stock and warrants of $79.6 million.  Prior to termination of the Pharmacia & Upjohn S.p.A. agreement, we received an aggregate of $21.4 million in cash payments under this agreement, of which $1.7 million of unused development funding was returned to Pharmacia & Upjohn S.p.A. in 2000.

Cash, cash equivalents, restricted cash and short-term investments were $35.5 million at December 31, 2001, compared to $86.1 million at December 31, 2000. On December 31, 2001, the Company had restricted cash of $7.5 million compared to $1.4 million at year end 2000.  The $7.5 million of restricted cash consists of three major components as follows (in millions):

- Certificates of deposit guaranteeing standby letter of credit for product supplies	$3.0
- Security deposits for real estate leases	2.0
- Certificate of deposit supporting our line of credit	2.5
Total restricted cash	$7.5

Net of restricted cash, our cash, cash equivalents and short-term investments on December 31, 2001 were $28.0 million compared to $84.7 million and $31.1 million at year end 2000 and 1999, respectively.

Net cash used for operating activities was $53.6 million for the year ended December 31, 2001, $50.4 million for the year ended December 31, 2000 and $25.1million for the year ended December 31, 1999.  The increase from 2000 to 2001 was a result of increased net losses, primarily due to the restructuring plan implemented in May 2001.  The increase from 1999 to 2000 was primarily the result of increased net losses, increased prepaid expenses for clinical trials and changes to accrued liabilities, accrued clinical liabilities, amount payable to a contract partner, and deferred revenue.

Net cash provided by (used for) investing activities was $44.7 million for the year ended December 31, 2001, $(42.7) million for the year ended December 31, 2000 and $(15.1) million for the year ended December 31, 1999.  The increase in cash provided by investing activities in 2001 from a use of cash in 2000 was primarily due to the maturities of short-term investments used to fund our operations.  The increase in cash used for investing activities from 1999 to 2000 was primarily attributable to an increase in the purchases of short-term investments, net of maturities of $20.4 million, and an increase in capital expenditures of $7.2 million.

Net cash provided by (used in) financing activities was $(2.1) million for the year ended December 31, 2001, $113.5 million for the year ended December 31, 2000 and $28.8 million for the year ended December 31, 1999.  The cash used in financing activities in 2001 was primarily due to payments on financing obligations partially offset by proceeds from financing obligations.  The cash provided by financing activities for the year ended December 31, 2000 was due to the issuance of common stock, including net proceeds of $103.3 million from the initial public offering, and proceeds of $10.8 million from equipment lease financing arrangements, partially offset by payments on these obligations.

In August 2001, we refinanced all of the existing financing obligations by entering into a new line of credit of $2.5 million and term loan agreement of $7.5 million with Silicon Valley Bank. The interest rate varies according to the prime rate.  At December 31, 2001, the balance drawn on the line of credit was $2.5 million, fully secured by a restricted certificate of deposit in the amount of $2.5 million, with a current interest rate of 6.5%.  The term loan agreement was utilized and has a balance due of $6.9 million as of December 31, 2001, secured by the assets of the Company, with a term of 48 months and an average annual interest rate of 6.75%.  The line of credit renews annually on August 20, and payments are for interest only.  These financial obligations with Silicon Valley Bank include various financial covenants, including maintaining a liquidity ratio of 2:1with regard to the term loan outstanding, a maximum quarterly loss not to exceed by more than 20% the 2002 plan amount approved by our board of directors and constantly maintaining six months of liquidity as defined in the agreements.  At December 31, 2001 we are in compliance with all of the covenants under our financing arrangements.

In December 2000, we entered into an equipment financing agreement to finance up to $7.6 million of equipment.  The interest rate varied according to U.S. Treasury rates.  In December 2000, the Company completed two draws against this arrangement.  The first draw was for $3.8 million with a loan term of 36 months and an average annual interest rate of 9.98%.  The second draw was for $945,000 with a term of 48 months and an average annual interest rate of 9.64%.  In March 2001, a third draw was completed for $1.2 million with a term of 48 months and an average annual interest rate of 9.64%.  The remaining $1.7 million expired on July 31, 2001.  In August 2001, these loans were repaid in full.

In March 2000, we also completed two draws against an equipment financing agreement entered into in March 1999.  The first draw was for $861,000 with a loan term of 43 months and an average annual interest rate of 10.99%.  The second draw was for $222,000 with a loan term of 37 months and an average annual interest rate of 9.98%.  In August 2001, these loans were repaid in full.

In August 1999, we entered into a term loan agreement with Silicon Valley Bank for $5,000,000, with an interest rate of 9.55%.  The loan agreement had a revolving draw period expiring in August 2000.  In August 2000, $5,000,000 was drawn under this financing arrangement.  As at December 31, 2001 all obligations under these borrowings were fully paid off through the line of credit and term loan with Silicon Valley Bank mentioned above.

The weighted average interest rates of the financing obligations during 2001, 2000, and 1999 were 11.0%, 10.0% and 10.4%, respectively.  The interest rate on the term loan obligation is variable, and the carrying value therefore approximates fair value.

We lease our facilities under operating lease agreements, which expire in July 2004 and April 2011.

The following are future contractual commitments at December 31, 2001, (in thousands):

	Payments Due by Period
Contractual commitments	Total	1 year	2-3 years	4-5 years	Thereafter

Operating leases	$28,661	$3,365	$6,619	$5,559	$13,118
CRO based on current contract	8,486	7,776	710	—	—
Term loan	6,875	1,875	3,750	1,250	—
Line of credit	2,500	2,500	—	—	—
Severence payments	550	330	220	—	—
Total contractual commitments	$47,072	$15,846	$11,299	$6,809	$13,118

Minimum operating lease payments have not been reduced by minimum sublease rental income of $648,000 due in the future under non-cancelable subleases.

The ongoing severance payments relate to a former officer of the Company who departed in November 2001.

We expect to continue to incur substantial operating losses.  We believe that existing capital resources and interest income will be sufficient to fund our operations for at least the next 12 months.  This forecast is a forward-looking statement that involves risks and uncertainties, and actual results could vary.  Our future capital requirements will depend on many factors, including:

•                  The timing, delay, cost, extent and results of clinical trials;

•                  Future opportunities for raising capital;

•                  Payments to third parties for manufacturing scale up;

•                  The costs and timing of regulatory approvals;

•                  The costs of establishing sales, marketing and distribution capabilities; and

•                  The progress of our research and development activities.

Until we can generate sufficient cash from our operations, which we do not expect for the foreseeable future, we expect to finance future cash needs through private and public financings, including equity financings.  We cannot be certain that additional funding will be available when needed or on favorable terms.  If funding is not available, we may need to delay or curtail our development and commercialization activities to a significant extent.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations is based upon its financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses, and related disclosures. On an on-going basis, the Company evaluates these estimates, including those related to clinical trial accruals, restructuring accruals and stock based compensation. Estimates are based on historical experience, information received from third parties and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Clinical Trial Accruals

We accrue the cost of services performed by our third party research organizations, based on information provided by them and in conjunction with our assessment of the status of the trial activities.

Restructuring and Asset Write Down Charge

The restructuring charge includes our estimate of the costs for terminated employees, the costs for the termination of collaboration agreements and facilities consolidation in accordance with EITF 94-3 and related interpretations.  We continue to monitor the actual costs and expected remaining obligations in connection with our restructuring plan, and revise the estimates accordingly. At December 31, 2001, the remaining accrual of $2,861,000 represents one year of rent and expenses associated with the lease on the one remaining vacant facility. This estimate is determined based on our assessment of our ability to sublease the vacant facility, which is dependent on the market conditions in the local real estate market. While we are actively searching for a tenant to occupy this space, we cannot be certain that we will be successful in sub-letting this facility

The asset write down reduced to estimated fair value certain leasehold improvements, laboratory equipment, computers and other assets that are no longer being used as a result of the restructuring plan.  In the fourth quarter of 2001 the Company received proceeds from the disposition of certain leasehold improvements and other assets previously written down, in excess of the amounts originally estimated, and as a result recognized a gain of $2,177,000 which was credited in restructuring and other charges in the statement of operations.

Long Lived Assets

We review long-lived assets, including leasehold improvements and property and equipment for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Long lived assets and certain identifiable intangible assets to be disposed of are reported at the lower of the carrying amount or fair value less the cost to sell.

Stock Compensation

We have elected to account for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), using an intrinsic value approach to measure compensation expense, if any. Deferred stock compensation calculated according to APB 25 is amortized over the vesting period of the options, ranging from four to six years, on a straight-line basis. Options issued to non-employees are accounted for in accordance with SFAS 123 and EITF Consensus 96 -18 using a fair value approach, and the compensation cost of such options is subject to remeasurement over their vesting terms, as the options are earned. The remeasurement is based on our stock price and other assumptions, including the estimated future volatility of our stock.

Recent Accounting Pronouncements

In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141, “Business Combinations”, or “SFAS 141”, and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, or “SFAS 142”. SFAS 141 requires the use of the purchase method for all business combinations initiated after June 30, 2001, and provides new criteria for determining whether an acquired intangible asset should be recognized separately from goodwill. SFAS 142 eliminates the amortization of goodwill and replaces it with an impairment only model. Upon adoption, goodwill related to acquisitions completed before the date of adoption would be subject to the new provisions of SFAS 141; amortization of any remaining book value of goodwill would cease and the new impairment-only approach would apply. The impairment-only approach does not apply to the treatment of other intangible assets. The provisions of SFAS 141 and SFAS 142 will be effective for fiscal years beginning after December 15, 2001. The Company does not believe adoption of these statements will have a material impact on its results of operations, financial position, or cash flows.

In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” or “SFAS 144” that is applicable to financial statements issued for fiscal years beginning after December 15, 2001, with transition provisions for certain matters. The FASB’s new rules on asset impairment supersede FASB Statement No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of”, and provides a single accounting model for long-lived assets to be disposed of. The Company does not believe adoption of this statement will have a material impact on its results of operations, financial position, or cash flows.

Quantitative and Qualitative Disclosure About Market Risk

The primary objective of our investment activities is to preserve our capital until it is required to fund operations while at the same time maximizing the income we receive from our investments without significantly increasing risk.  We own financial instruments that are sensitive to market risks as part of our investment portfolio.  To minimize this risk, we maintain a portfolio of cash equivalents and short-term investments in a variety of securities, including money market funds and commercial paper.  The average duration of all our investments in fiscal 2001 was less than one year.  Due to the short-term nature of these investments, a 50 basis point movement in market interest rates would not have a material impact on the fair value of our portfolio as of December 31, 2001 and 2000. We have no investments denominated in foreign country currencies and therefore our investments are not subject to foreign currency exchange risk.

The following table summarizes the average interest rate and fair market value of the short-term investments held by us as of December 31, 2001 and 2000 (in thousands).

Available for sale securities:	Total Cost	Fair Market Value	Average Interest Rate

December 31, 2001	$—	$—	—
December 31, 2000	$45,525	$45,711	7.10%

All short-term investments held by us as of December 31, 2000 matured in 2001.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTRABIOTICS PHARMACEUTICALS, INC.

Dated: March 28, 2002	By:	/s/ Henry J. Fuchs
Henry J. Fuchs
President and Chief Operating Officer and Director